Exhibit 99.1

NEWS RELEASE

NuVasive Announces New Organizational Structure to Align Global Commercial Operations and Product & Services Organization with Long-Term Strategy

Massimo Calafiore promoted to executive vice president, Global Business Units

Brent Boucher joins NuVasive as executive vice president, Global Commercial

Matt Link to remain with the Company as an advisor through the end of the year

SAN DIEGO – October 14, 2020 – NuVasive, Inc. (NASDAQ: NUVA), the leader in spine technology innovation, focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions, today announced a new organizational and leadership structure for its global commercial operations as well as its product and services organization, which were previously consolidated under the role of the Company’s president. The changes establish a new global commercial leader and bring together the Company’s product and services teams under a single global leader. They are designed to further advance execution on NuVasive’s long-term strategy and growth goals, including doubling International net sales by 2024.

Effective today, the following individuals have been named executive officers of the Company reporting to NuVasive Chief Executive Officer, J. Christopher Barry:

•

Massimo Calafiore, senior vice president of the Spine Business Unit, has been promoted to executive vice president, Global Business Units, a newly created role in which he will lead the Company’s product and services organization, including Spine, NuVasive Specialized Orthopedics (NSO) and NuVasive Clinical Services (NCS); and

•	Brent Boucher joins NuVasive as executive vice president, Global Commercial, a newly created role in which he will lead the Company’s global commercial organization.

“By allocating commercial and business unit responsibility across two lines of reporting, this new organizational structure enhances focus and execution in critical areas that will be led by executives who have outstanding records of delivering results,” said Barry.

In connection with the new organizational structure and by mutual agreement, Matt Link is transitioning from his role as president. Link will remain with the Company as an advisor through December 31, 2020.

“On behalf of the entire team, I’d like to extend my deepest appreciation to Matt for his many contributions to NuVasive over the past 14 years,” said Barry. “His dedication has helped drive our success and establish NuVasive’s foundation for the future. We are pleased that we will continue to benefit from his guidance as an advisor to the Company over the coming months and wish him well in his next chapter.”

“I transition from my role at NuVasive with great confidence in our talented team and strategy for continued growth,” said Link. “I am proud of the Company’s many achievements since I joined in 2006 and, most importantly, the sustained commitment to improving patients’ lives through integrated procedural solutions and surgical technologies. With innovation that is second to none and a compelling purpose that drives our people every day, I know NuVasive is poised for continued success.”

Mr. Calafiore joined NuVasive in 2017, and most recently served as senior vice president of the Spine Business Unit. Prior to NuVasive, he spent the previous 16 years supporting and leading the U.S. business for Waldemar Link, a leader in the orthopedics and medical device industry.

Mr. Boucher joins NuVasive with more than 25 years in the medtech industry. Prior to NuVasive, Mr. Boucher was senior vice president and general manager for the oncology division of AngioDynamics. Previously, he served as executive in residence for PDI’s Infection Prevention business after spending 20 years at Covidien where he served as general manager for several global businesses, including Lung Solutions, Surgical Solutions and Respiratory Care.

“In his three years with NuVasive, Massimo has established a proven track record of building and growing business organizations, executing on our innovation roadmap and developing strong teams. Brent is a high-impact leader who has transformed global commercial organizations to accelerate growth and market reach. I am confident that Massimo’s and Brent’s leadership and the separation of our commercial and business unit responsibilities will further advance the progress we are making on our multi-year strategy and value creation objectives,” said Barry.

About NuVasive

NuVasive, Inc. (NASDAQ: NUVA) is the leader in spine technology innovation, focused on transforming spine surgery and beyond with minimally disruptive, procedurally integrated solutions designed to deliver reproducible and clinically-proven surgical outcomes. The Company’s portfolio includes access instruments, implantable hardware, biologics, software systems for surgical planning, navigation and imaging solutions, magnetically adjustable implant systems for spine and orthopedics, and intraoperative monitoring service offerings. With more than $1 billion in net sales, NuVasive has approximately 2,800 employees and operates in more than 50 countries serving surgeons, hospitals and patients. For more information, please visit www.nuvasive.com.

Forward-Looking Statements

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s surgical products and procedures by spine surgeons, development and acceptance of new products or product enhancements, clinical and statistical verification of the benefits achieved via the use of NuVasive’s products (including the iGA® platform), the Company’s ability to effectually manage inventory as it continues to release new products, its ability to recruit and retain management and key personnel, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Investor Contact:

Suzanne Hatcher

NuVasive, Inc.

858-458-2240

investorrelations@nuvasive.com

Media Contact:

Jessica Tieszen

NuVasive, Inc.

858-736-0364

media@nuvasive.com